UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 7)*


                              TODD SHIPYARDS CORPORATION
          _________________________________________________________________
                                   (Name of Issuer)


                        Common Stock, $.01 Per Share Par Value
          _________________________________________________________________
                            (Title of Class of Securities


                                     889039-10-3
                             ____________________________
                                    (CUSIP Number)


                                    Brent D. Baird
                                  1350 One M&T Plaza
                   Buffalo, New York  14203 (Phone: (716) 849-1484)
          _________________________________________________________________
                    (Name, Address and Telephone Number of Person
                  Authorized to Receive Notices and Communications)


                                   October 22, 1997
                               _______________________
                         (Date of Event which Requires Filing
                                  of this Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this
          Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box __.

          Check the following box if a fee is being paid with the statement. __. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     SCHEDULE 13D
                                   Amendment No. 7
          CUSIP NO.  889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Aries Hill Corp.

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               WC

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        40,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               40,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                40,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                              ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.404%

          14.  TYPE OF REPORTING PERSON*

               CO
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or Identification No. of above person (optional)

               Brent D. Baird, individually

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)___
                                                                  (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        50,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               50,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                50,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.505%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or Identification No. of above person (optional)

               Brent D. Baird, as trustee under an agreement dated 10/22/75

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)___
                                                                  (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        5,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               5,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.050%

          14.  TYPE OF REPORTING PERSON*

               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Anne S. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       20,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              20,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               20,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                              ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.202%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or Identification No. of above person (optional)

               Cameron D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)___
                                                                  (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        25,100
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               25,100

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                25,100

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.253%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Jane D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED          60,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                                 60,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  60,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.605%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person

               SS or IRS Identification No. of above person (optional)

               Bridget B. Baird, individually

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       30,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              30,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               30,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                              ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.303%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or Identification No. of above person (optional)

               Bridget B. Baird, as Successor Trustee under an Agreement dated 12/23/38

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)___
                                                                  (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED         121,700
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                                121,700

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 121,700

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.228%

          14.  TYPE OF REPORTING PERSON*

               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or Identification No. of above person (optional)

               Bridget B. Baird, as Custodian for Alexis B. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)___
                                                                  (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        5,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               5,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.050%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bridget D. Baird, as Custodian for Cameron B. Blevins

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        3,500
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               3,500

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,500

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.035%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               The Cameron Baird Foundation

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED         163,100
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                                163,100

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 163,100

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                              ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.646%

          14.  TYPE OF REPORTING PERSON*

               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird, individually

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       26,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              26,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               26,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.262%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird, as trustee of the Jane D. Baird trusts dated 6/15/87

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       33,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              33,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               33,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.333%

          14.  TYPE OF REPORTING PERSON*

               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird, as successor Trustee f/b/o Jane D. Baird under an agreement dated 7/31/22

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       65,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              65,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               65,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.659%

          14.  TYPE OF REPORTING PERSON*

               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird, as trustee f/b/o Jessica Carpenter under an agreement dated 10/22/86

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        1,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               1,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.010%

          14.  TYPE OF REPORTING PERSON*

               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird, as trustee f/b/o Joshua Carpenter under an agreement dated 10/16/88

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        1,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER

                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               1,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.010%

          14.  TYPE OF REPORTING PERSON*

               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Susan B. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        2,500
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               2,500

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,500

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.025%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Jessica B. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        2,500
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               2,500

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,500

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.025%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bronwyn Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        5,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               5,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.050%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Citizens Growth Properties

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               WC

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       155,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              155,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               155,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.564%

          14.  TYPE OF REPORTING PERSON*

               CO

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Barbara P. Baird, individually

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED        15,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                               15,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                15,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.151%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Barbara P. Baird, as custodian f/b/o Jeremy J. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED         2,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                                2,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.020%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Barbara P. Baird, as custodian f/b/o Jonathan P. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED         2,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                                2,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.020%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Cynthia Baird Stark

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED         3,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                                3,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.030%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Ruth R. Senturia

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED         3,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                                3,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.030%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               First Carolina Investors, Inc.

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               WC

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED         700,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                                700,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 700,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               7.063%

          14.  TYPE OF REPORTING PERSON*

               CO
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Cinnamon Investments Ltd.

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               WC

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Canada

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED          45,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                                 45,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  45,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.454%

          14.  TYPE OF REPORTING PERSON*

               CO
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bruce C. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       38,500
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              38,500

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               38,500

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.389%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or Identification No. of above person (optional)

               Belmont Contracting Co., Inc.

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)___
                                                                  (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               WC

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       10,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              10,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.101%

          14.  TYPE OF REPORTING PERSON*

               CO
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Martha B. Senturia

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       3,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              3,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.030%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 889039-10-3

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Sarah M. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       3,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              3,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.030%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     SCHEDULE 13D
                                   Amendment No. 7

          CUSIP NO. 889039-10-3

          INTRODUCTION

          The acquisition of 1,530,900 shares of Common Stock of Todd Shipyards Corporation was reported in the initial filing of this
          Schedule 13D, which was filed with the Securities and Exchange Commission on December 17, 1992, as amended by Amendment No. 1, which was filed with the Securities and Exchange Commission on January 22, 1993, by Amendment No. 2, which was filed with the Securities and Exchange Commission on February 26, 1993, by Amendment No. 3, which was filed with the Securities and Exchange Commission on March 26, 1993, by Amendment No. 4, which was filed with the Securities and Exchange Commission on June 11, 1993, by Amendment No. 5, which was filed with the Securities and Exchange Commission on September 13, 1993, and by Amendment No. 6 ("Amendment No. 6"), which was filed with the Securities and Exchange Commission on June 8, 1994.

          Since the filing of Amendment No. 6, some of the Reporting Persons have purchased additional Shares. In addition, there have been other changes, including how the Shares are held and the number of Shares held by each Reporting Person. After the aforementioned changes, the total number of Shares now held by the Reporting Persons is 1,638,900 Shares. Since the filing of Amendment No. 6, there has also been a decrease in the number of outstanding Shares of the Issuer, which has the resultant effect of changing the percentages owned by each Reporting Person.

          The cover page for each Reporting Person is hereby amended to read as shown in this Amendment No. 7. Items 2, 3 and 5 are hereby amended as shown in this Amendment No. 7. All other items remain unchanged from the previous filings of this Schedule 13D, as amended.

          ITEM 2.  IDENTITY AND BACKGROUND.

                    NOTE: THE EXECUTION AND SUBMISSION OF THIS STATEMENT SHALL NOT BE CONSTRUED AS A STATEMENT OR ADMISSION THAT THE REPORTING PERSONS (I) ARE ACTING AS A GROUP IN THE ACQUISITION OF THE SHARES, (II) COLLECTIVELY CONSTITUTE A "PERSON" WITHIN THE MEANING OF SECTION 13(D)(3) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "ACT"), OR (III) FOR THE PURPOSES OF SECTION 13(D) OF THE ACT, ARE THE BENEFICIAL OWNERS OF ANY SHARES OTHER THAN THE SHARES IN WHICH EACH PERSON IS SPECIFICALLY IDENTIFIED IN THIS STATEMENT TO HAVE A BENEFICIAL INTEREST.

                Item 2 is hereby amended to provide information as to Cameron D. Baird, Jessica B. Baird, Martha B. Senturia, and Sarah
          M. Baird. Some of the Shares currently owned by them were previously held in either a custodian account for such Reporting Person's benefit or in a trust for such Reporting Person's benefit.

                    (17) (a) Cameron D. Baird
                         (b) 2107 Academy Lane, Newport News, VA  23602
                         (c) Teacher
                         (d) No
                         (e) No
                         (f) U.S.A.

                    (18) (a) Jessica B. Baird
                         (b) 317 Westmoreland Ave., Amherst, NY  14226
                         (c) Homemaker
                         (d) No
                         (e) No
                         (f) U.S.A.

                    (19) (a) Martha B. Senturia
                         (b) 3552 Ben St., San Diego, CA  92111
                         (c) Teaching Assistant, University of California -
                              San Diego
                         (d) No
                         (e) No
                         (f) U.S.A.

                    (20) (a) Sarah M. Baird
                         (b) 114 Bedford Ave., Hamden, CT  06517
                         (c) Homemaker
                         (d) No
                         (e) No
                         (f) U.S.A.


          ITEM 3.  SOURCE AND AMOUNT OF FUNDS.

                Item 3 is hereby amended to add the following information:

                The total amount of funds paid for the Shares by the Reporting Persons (which includes only purchases since the filing of Amendment No. 6), was approximately $543,325.00, which does not include brokerage commissions.


          ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

                    (a) The Reporting Persons hereby report beneficial ownership, in the manner hereinafter described, of 1,638,900 Shares of the Issuer:

                                                          Percentage of
                                             Number Of      Outstanding
          Shares Held in the Name of            Shares     Security (1)

          Aries Hill Corp.                      40,000           0.404%

          Brent D. Baird                        50,000           0.505%
            individually (2)

            as trustee under
            an agreement dated
            10/22/75 (3)                         5,000           0.050%

          Anne S. Baird                         20,000           0.202%

          Cameron D. Baird (4)                  25,100           0.253%

          Jane D. Baird                         60,000           0.605%

          Bridget B. Baird
            individually                        30,000           0.303%

            as successor trustee
            under an agreement
            dated 12/23/38 (5)                 121,700           1.228%

            as custodian for
            Alexis B. Baird (6)                  5,000           0.050%

            as custodian for
            Cameron B. Blevins (6)               3,500           0.035%

          The Cameron Baird                    163,100           1.646%
          Foundation

          Brian D. Baird
           individually                         26,000           0.262%

            as trustee of the
            Jane D. Baird
            trusts dated 6/15/87 (7)            33,000           0.333%

            as successor trustee
            f/b/o Jane D. Baird
            under an agreement
            dated 7/31/22 (5)                   65,000           0.659%

            as trustee f/b/o
            Jessica Carpenter
            under an agreement
            dated 10/22/86 (8)                   1,000           0.010%

            as trustee f/b/o
            Joshua Carpenter
            under an agreement
            dated 10/16/88 (9)                   1,000           0.010%

          Susan B. Baird                         2,500           0.025%

          Jessica B. Baird (10)                  2,500           0.025%

          Bronwyn Baird (11)                     5,000           0.050%

          Citizens Growth Properties           155,000           1.564%

          Barbara P. Baird
            individually                        15,000           0.151%

            as custodian f/b/o
            Jeremy J. Baird (12)                 2,000           0.020%

            as custodian f/b/o
            Jonathan P. Baird (12)               2,000           0.020%

          Cynthia Baird Stark                    3,000           0.030%

          Ruth R. Senturia                       3,000           0.030%

          First Carolina Investors,
          Inc.                                 700,000           7.063%

          Cinnamon Investors, Ltd.              45,000           0.454%

          Bruce C. Baird                        38,500           0.389%

          Belmont Contracting Co.,
          Inc.                                  10,000           0.101%

          Martha B. Senturia (13)                3,000           0.030%

          Sarah M. Baird (13)                    3,000           0.030%
                                                ______          _______


                                 TOTAL       1,638,900          16.537%


             (1) The foregoing percentages assume that the number of Shares of the Issuer outstanding is 9,910,180 Shares (as reported in the Issuer's Form 10-K dated June 18, 1997).

             (2) 15,000 of these Shares are held in a retirement plan for Brent D. Baird.

             (3) Jane D. Baird is the income beneficiary of this revocable trust.

             (4) Includes 100 shares formerly held in trust for Cameron D. Baird

             (5) Jane D. Baird is the income beneficiary; the issue of Jane D. Baird are the remainder beneficiaries.

             (6) Alexis B. Baird and Cameron B. Blevins are minor children of Bridget B. Baird.

             (7) The grandchildren of Jane D. Baird are the beneficiaries of these trusts.

             (8)  Jessica Carpenter is the sole beneficiary.

             (9)  Joshua Carpenter is the sole beneficiary.

             (10) These shares were formerly held by Susan B. Baird,
                  as custodian for Jessica B. Baird.

             (11) These Shares were formerly reported in the name of
                  Bronwyn B. Clauson.

             (12) Jeremy J. Baird and Jonathan P. Baird are minor
                  children of Barbara P. Baird and Brian D. Baird.

             (13) These Shares were formerly held by one of the Jane
                  D. Baird trusts dated 6/15/87.


          (b) For each person named in paragraph (a), that person has sole voting and sole dispositive power over the Shares enumerated in paragraph (a).

          (c) The following purchases of the Shares were effected during the past sixty days:

            Purchase In The             Number of   Price/     Transaction
                Name Of      Date       Shares      Share     Made Through


          Brent D. Baird
          (held by
          retirement plan)    10/7/97       900     4 1/8    Fahnestock & Co
                              10/7/97     4,400     4 3/16   Fahnestock & Co
                              10/10/97    5,000     4 1/4    Fahnestock & Co

          Bruce C. Baird      10/14/97    1,000     4 1/4    Fahnestock & Co
                              10/15/97    1,500     4 1/4    Fahnestock & Co
                              10/17/97    2,000     4 1/4    Fahnestock & Co
                              10/20/97    2,000     4 1/4    Fahnestock & Co
                              10/22/97    2,000     4 1/4    Fahnestock & Co

          (d)  Not applicable

          (e)  Not applicable

                                      SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


          DATED this 31st day of October, 1997.


          ARIES HILL CORP.                   THE CAMERON BAIRD FOUNDATION


          By: s/Brian D. Baird               By: s/Brian D. Baird
                Brian D. Baird, Secretary          Brian D. Baird, Trustee



          s/Brent D. Baird                   s/Brian D. Baird
          Brent D. Baird, individually       Brian D. Baird, individually,
          and as trustee u/a dated 10/22/75  as trustee of the Jane D.
                                             Baird trusts dated 6/15/87,
                                             as trustee u/a dated 7/31/22,
                                             as trustee u/a dated 10/22/86,
                                             and as trustee u/a dated
                                             10/16/88


          Anne S. Baird; Cameron D. Baird;
          Jane D. Baird; Bridget B. Baird, individually, as successor trustee u/a dated 12/23/38, and as custodian for Alexis B. Baird and Cameron B.
          Blevins; Susan B. Baird; Jessica B. Baird;
          Bronwyn Baird; Barbara P. Baird, individually and as custodian for Jeremy J. Baird and Jonathan P. Baird; Cynthia J. Baird; Ruth R.
          Senturia; Bruce C. Baird; Martha B. Senturia;
          and Sarah M. Baird

          By: s/Brian D. Baird
                Brian D. Baird, as Attorney-in-fact


          CITIZENS GROWTH PROPERTIES         FIRST CAROLINA INVESTORS, INC.


          By: s/Brian D. Baird               By: s/Brent D. Baird
                Brian D. Baird, Secretary          Brent D. Baird, Chairman
                                                   of the Board


          CINNAMON INVESTMENTS, LTD.         BELMONT CONTRACTING CO., INC.


          By: s/Brian D. Baird               By: s/Brian D. Baird
                Brian D. Baird                   Brian D. Baird, Secretary